- 8 King Street, Suite 208 - Toronto Ontario, Canada - M5C 1B5 -
- tel: 416-361-9640 - fax: 416-361-0883

Colombia Goldfields Ltd. Closes $10 million Private Placement

Toronto, Ontario (December 28, 2007) - Colombia Goldfields Ltd. (GOL.TSX, CGDF.OB) (“CGL” or the “Company”) announced that it has closed the Company’s recently announced private placement. The Company issued 9,165,226 units at a price of Cdn$1.10 per unit, providing the Company with gross proceeds of Cdn$10,081,749. Each unit consists of one common share of the Company and one-half of one common share purchase warrant. Each full warrant entitles the holder to purchase one common share of the Company at a price of Cdn$2.00 per share until December 28, 2012.

In connection with the offering, the Company paid fees of Cdn$655,314 and issued 595,739 warrants to the placement agents retained for the offering. Each warrant is exercisable to acquire one common share at an exercise price of Cdn$1.20 for a period of 24 months.

The net proceeds will be used to advance the purchase of the legal mining claims and milling operations on Marmato Mountain, for exploration expenditures, to repay related party debts and for general corporate purposes.

The units will not be registered under the U.S. Securities Act of 1933 or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act of 1933 and any applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the units.

About Colombia Goldfields Ltd.

Colombia Goldfields Ltd. is developing what it believes is a multi-million ounce gold resource in Colombia’s historic Marmato Mountain gold district.

Colombia Goldfields is traded in the US under the symbol CGDF, on the Toronto Stock Exchange under the symbol GOL, and in Germany under the symbol C2B. The Company's full September 30, 2007, unaudited consolidated financial statements and management's discussion and analysis are available at www.colombiagoldfields.com, EDGAR at www.sec.gov and SEDAR at www.sedar.com under the Company's profile.

Disclaimer
This release contains forward-looking statements that are based on the beliefs of Colombia Goldfield's management and reflect Colombia Goldfield's current expectations as contemplated under section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. When used in this release, the words "estimate, "project," "believe," "anticipate," "intend," "expect," "plan," "predict," "may," "should," "will," "can," the negative of these words, or such other variations thereon, or comparable terminology, are all intended to identify forward-looking statements. Such statements reflect the current views of Colombia Goldfields with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including, but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance, or achievement expressed or implied by such forward looking statements to differ materially from the forward looking statements.

Company Contact:

Randy Martin, CEO & Vice Chairman
Colombia Goldfields Ltd.
8 King Street East, Suite 208
Toronto, Ontario, M5C 1B5
T: 416-361-9640
F: 416-361-0883
info@colombiagoldfields.com
www.colombiagoldfields.com

U.S. Investor Relations: Michelle Roth Roth Investor Relations, Inc. Tel. +1 732 792 2200 Email: michelleroth@rothir.com	Canadian Investor Relations: Martti Kangas The Equicom Group Toronto, ON 416-815-0700 x 243